EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

             We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated January 28, 1999, relating to the consolidated financial statements of PPI Holdings, Inc. and Subsidiary, which appears in the Company’s Registration Statement No. 333-70363 on Form S-1 effective May 14, 1999, and our report dated November 1, 1999, relating to the financial statements of PCI NewCo, Inc, which appears in the Company’s previously filed Current Report on Form 8-K filed on December 14, 1999. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

BAIRD, KURTZ & DOBSON

Wichita, Kansas
January 18, 2001